Exhibit 107.1

Calculation of Filing Fee Tables

Form S-3
(Form Type)

IRIDEX Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(c)	4,952,823(3)	$1.91	$9,459,891.93	$0.0001476	$1,396.29
Total Offering Amounts					$9,459,891.93		$1,396.29
Total Fees Previously Paid							—
Total Fee Offsets(4)							—
Net Fee Due							$1,396.29

(1)
This Registration Statement shall also cover any additional shares of the Registrant’s Common Stock which become issuable by reason of any stock dividend, stock split, capitalization of reserves and premiums or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant.
(2)
Calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the Registrant’s Common Stock on the Nasdaq Capital Market on August 30, 2024.
(3)
Consists of (i) 4,825,855 shares, the maximum number of shares of Common Stock issuable upon the conversion of a senior convertible promissory note dated August 7, 2024, and (ii) 126,968 shares of Common Stock that were issued pursuant to a securities purchase agreement dated August 4, 2024, all of which may be sold by the selling stockholder identified in the Registration Statement.
(4)
The Registrant does not have any fee offsets.